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                                                                     EXHIBIT 8.1

                            SIGNIFICANT SUBSIDIARIES

                 Name of Subsidiary                Jurisdiction of Incorporation
                 ------------------                -----------------------------

   Telefonica Multimedia S.A.C.                                  Peru

   Telefonica Servicios Integrados S.A.C.                        Peru

   Transporte Urgente de Mensajeria S.A.C.                       Peru

   Telefonica Servicios Comerciales S.A.C.                       Peru

   Telefonica Soluciones Globales Holding S.A.C.                 Peru

   Telefonica Servicios Digitales S.A.C.                         Peru

   Servicios Editoriales del Peru S.A.C.                         Peru

   Telefonica Globales de Telecomunicaciones S.A.C.              Peru

   Telefonica Servicios Tecnicos S.A.C.                          Peru